Exhibit 4.4
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.
WARRANT TO PURCHASE STOCK
Issuer: THREDUP INC., a Delaware corporation (the “Company”)
Number of Shares: the number of fully paid and non-assessable shares (after taking into account adjustments made pursuant to stock splits, reverse stock splits and other events specified in Article 2) of Preferred Stock obtained by dividing (i) two percent (2%) of the amount drawn under the Term Loans, up to $800,000, by (ii) the applicable Exercise Price at the time this Warrant is exercised.
Class of Stock: Series E-1 Preferred Stock.
Exercise Price per Share: means the lower of (i) $6.2581 (as may be adjusted in accordance with Article 2), and (ii) the lowest price per share at which the Company receives from the sale of shares of its Subsequently Issued Preferred Stock (as may be adjusted in accordance with Article 2). “Subsequently Issued Preferred Stock” means the next series of preferred stock that may be issued, if any, by the Company after the Issue Date but before an Initial Public Offering.
Issue Date: February 7, 2019
Expiration Date: February 7, 2029
THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, WESTERN ALLIANCE BANK, or its assignees (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the Company’s capital stock set forth above (the “Shares”) at the Exercise Price per Share set forth above, as the same may be from time to time adjusted pursuant to Article 2 hereof and subject to the provisions and upon the terms and conditions set forth in this Warrant.
ARTICLE 1.EXERCISE.
1.1Method of Exercise. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise, in substantially the form attached hereto as Appendix 1, to the principal office of Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to Company an amount equal to the aggregate Exercise Price for Shares being purchased, by check or wire.
1.2Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Exercise Price of such Shares by (b) the fair market value of one Share. The fair market value of Shares shall be determined pursuant to Section 1.3.
1.3Fair Market Value. If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by Company. In all other circumstances, such fees and expenses of such investment banking firm shall be paid by Holder.
1.4Delivery of Certificate and New Warrant. Promptly (and in no event more than 3 business days after exercise) after Holder exercises or converts this Warrant, Company shall deliver to Holder certificates for Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing Shares not yet acquired.
1.5Replacement of Warrants. On receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Company or, in the case of mutilation, on surrender and cancellation of this Warrant, Company at its expense shall execute and deliver a replacement Warrant.
1.6Sale, Merger, or Consolidation of Company. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of Company, or any reorganization, consolidation, or merger of Company where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction. Upon the closing of any Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing, and the Exercise Price shall be adjusted accordingly; provided that if pursuant to such Acquisition the entire outstanding class of Shares issuable upon exercise of the unexercised portion of this Warrant are cancelled and the total consideration payable to the holders of such class of Shares consists entirely of cash, then, upon payment to the holder of this Warrant of an amount equal to the amount such holder would receive if such holder held Shares issuable upon exercise of the unexercised portion of this Warrant and such Shares were outstanding on the record date for the Acquisition less the aggregate Exercise Price of such Shares, this Warrant shall be cancelled; provided, further, that if pursuant to such Acquisition the entire outstanding class of Shares issuable upon exercise of the unexercised portion of this Warrant are cancelled and the total consideration payable to the holders of such class of Shares consists entirely of cash, but the per Share consideration, that such holder would receive if such holder held Shares issuable upon exercise of the unexercised portion of this Warrant, is less than the Exercise Price per Share, then, upon consummation of such Acquisition, this Warrant shall be cancelled and the Company shall not be required to make any payments to such holder.
1.7Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date or other termination of the warrant, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.
ARTICLE 2.ADJUSTMENTS.
2.1Stock Dividends, Splits, Etc. If Company declares or pays a dividend on its common stock (or Shares, if Shares are securities other than common stock) payable in common stock or other securities or property, subdivides the outstanding common stock into a greater amount of common stock, or, if Shares are securities other than common stock, subdivides Shares in a transaction that increases the amount of common stock into which Shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned Shares on the record date the dividend or subdivision occurred since the original issue date of this Warrant.
2.2Reclassification, Recapitalization, Exchange or Substitution. Upon any reclassification, recapitalization, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for Shares if this Warrant had been exercised immediately before such reclassification, recapitalization, exchange, substitution, or other event. Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, recapitalizations, exchanges, substitutions, or other events.
2.3Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares as to which this warrant is exercisable shall be proportionately decreased.
2.4Adjustments for Diluting Issuances. In the event of the issuance (a “Diluting Issuance”) by Company, after the Issue Date of the Warrant, of any Additional Shares of Common Stock (as defined in the Company’s Certificate of Incorporation) at a price per share less than the then Exercise Price, then the number of shares of common stock issuable upon conversion of the Shares, and the conversion price, shall be adjusted in accordance with those provisions (the “Provisions”) of Company’s Certificate of Incorporation which apply to Diluting Issuances with the same effect as though the shares were outstanding at the time of the diluting issuance. Company agrees that the Provisions, as in effect on the Issue Date, shall be deemed to remain in full force and effect during the term of the Warrant notwithstanding any subsequent amendment, waiver or termination thereof by Company’s shareholders. Under no circumstances shall the aggregate Exercise Price payable by Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.
2.5Adjustment for Pay-to-Play Transactions. In the event that the Company’s Certificate of Incorporation provides, or is amended to so provide, for the amendment or modification of the rights, preferences or privileges of the Shares, or the reclassification, conversion or exchange of the outstanding Shares in the event that a holder of shares thereof fails to participate in an equity financing transaction (a “Pay-to-Play Provision”), and in the event that such Pay-to-Play Provision becomes operative in a transaction occurring after the date hereof, this Warrant shall automatically and without any action required become exercisable for that number and type of shares of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the Shares issuable hereunder had this Warrant been exercised in full prior to such event, and had the Holder participated in the equity financing to the maximum extent permitted.
2.6No Impairment. Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If Company takes any action affecting Shares or its common stock as described above that adversely affects Holder’s rights under this Warrant, the Exercise Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that such action is offset and the aggregate Exercise Price of this Warrant is unchanged.

2.7Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.
2.8Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price, and the facts upon which such adjustment is based.
ARTICLE 3.REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY.
3.1Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:
(a)The initial Exercise Price referenced on the first page of this Warrant is not greater than the fair market value of the Shares as of the date of this Warrant.
(b)As of the date hereof, the Company has sufficient authorized shares reserved for the issuance of all capital stock which may be issued upon the exercise of this Warrant.
(c)The Company’s capitalization table attached to this Warrant as Appendix 2 is true and complete as of the Issue Date.
3.2Valid Issuance. Company shall take all steps necessary to insure that all Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.
3.3Notice of Certain Events. If Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights (except in compliance with, or pursuant to the waiver of, the provisions of Section 5 of the Company’s Sixth Amended and Restated Investors’ Rights Agreement dated as of January 8, 2018 (as may be amended and/or restated from time to time, the “Investor Rights Agreement”)); (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, Company shall give Holder (1) in the case of the matters referred to in (a) and (b) above at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.
3.4(a)    Information. So long as the Holder holds this Warrant and/or any of the Shares, Company shall deliver to Holder (a) promptly, copies of all notices or other written communications to which Holder would be entitled if it held Shares as to which this Warrant was then exercisable and (b) such other financial statements required under and in accordance with any loan documents between Holder and Company, or if there are no such requirements or if the subject loan(s) are no longer are outstanding, then within 45 days after the end of each of the first three quarters of each fiscal year, Company’s quarterly, unaudited financial statements and within 120 days after the end of each fiscal year, Company’s annual, audited financial statements.
(b)Exempt Transaction. The issuance of the Shares will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Securities Act of 1933, as Amended (the “Act”), in reliance upon Section 4(2) thereof and/or Regulation D thereunder, and (ii) the qualification requirements of applicable state securities laws.
(c)Compliance with Rule 144. If the Holder proposes to sell the Shares issuable upon the exercise of this Warrant in compliance with Rule 144 promulgated by the SEC, then, upon Holder’s written request to the Company, the Company shall furnish to the Holder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such rule (as may be amended from time to time).
3.5Registration Rights. The common stock issuable upon conversion of Shares, shall have the same “piggyback” registration rights as are set forth in the Investor Rights Agreement. The Company has provided Holder with a true and correct copy of the Investor Rights Agreement, which is in full force and effect on the date hereof. Company agrees that no amendments will be made to the Investor Rights Agreement, which would have an impact on Holder’s registration rights thereunder that is disproportionately adverse to Holder compared to the impact on the registration rights of other holders party thereto.
ARTICLE 4.MISCELLANEOUS.
4.1Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of Shares, if any) shall be imprinted with a legend in substantially the following form:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.
4.2Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to Company, as reasonably requested by Company). Company shall not require Holder to provide an opinion of counsel if the transfer is to Holder’s parent company, Western Alliance Bancorporation, or any other affiliate of Holder, or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.
4.3Transfer Procedure. After receipt by Holder of the executed Warrant, Holder may transfer all of this Warrant to Holder’s parent company, Western Alliance Bancorporation, or an affiliate thereof or successor thereto (the “Subsequent Holder”), by execution of an Assignment substantially in the form of Appendix 3. Subject to the provisions of Article 4.2 and upon providing Company with written notice, the Subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, the Subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

4.4Notices. All notices and other communications from Company to Holder, or vice versa, shall be in writing and shall be deemed delivered and effective when given personally or mailed by first class registered or certified mail, postage prepaid, or by overnight courier, at such address as may have been furnished to Company or Holder, as the case may be, in writing by Company or such Holder from time to time.
4.5Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
4.6Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law
4.7Lock Up. The Holder agrees that this Warrant and the Shares are subject to the Lock-Up provisions set forth in Section 7.5 of the Investor Rights Agreement
ARTICLE 5.REPRESENTATIONS AND WARRANTIES OF HOLDER.
With respect to the acquisition of this Warrant and any of the Shares issuable upon exercise of this Warrant, Holder hereby represents and warrants to, and agrees with, the Company as follows:
5.1Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder’s representation to the Company that this Warrant and the Shares issuable upon exercise of this Warrant will be acquired for investment for Holder’s, or its affiliate’s, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an affiliate. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than an affiliate, to sell, transfer or grant participations to such person or to any third person with respect to this Warrant or any of the Shares issuable upon exercise of this Warrant.
5.2Reliance upon Holder’s Representations. Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant are not registered under the Act on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.
5.3Accredited Investor Status. Holder represents to the Company that Holder is an Accredited Investor (as defined in the Act).
5.4Restricted Securities. Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the day and year first above written.

COMPANY:

THREDUP INC., a Delaware corporation

By:	/s/ James Reinhart

Name:	James Reinhart

Title:	CEO
[Signature Page to Warrant]

APPENDIX 1
NOTICE OF EXERCISE
[Strike paragraph that does not apply.]
1.The undersigned hereby elects to purchase ____________ shares of the Common/Series _____ Preferred [strike one] Stock of Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.
1.The undersigned hereby elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised with respect to ____________________ of the Shares covered by the Warrant.
2.Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Name:

Address:

3.The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.
4.The undersigned here by represents and warrants that the Representations and Warranties in Section 5 of the Warrant are true and correct as of the date hereof.

WESTERN ALLIANCE BANK, an Arizona corporation

By:
Name:
Title:

APPENDIX 2
CAPITALIZATION TABLE

APPENDIX 3
ASSIGNMENT
For value received, WESTERN ALLIANCE BANK, hereby sells, assigns and transfers unto:

Name:	WESTERN ALLIANCE BANCORPORATION

Address:	One E. Washing, Suite 1400 Phoenix, Arizona 85004 Tax: _______________
that certain Warrant to Purchase Stock issued by THREDUP INC., a Delaware corporation (the “Company”), on February 7, 2019 (the “Warrant”) together with all rights, title and interest therein.

WESTERN ALLIANCE BANK

By:
Name:
Title:
By its execution below, and for the benefit of the Company, Western Alliance Bancorporation agrees to all other provisions of the Warrant as of the date hereof.

WESTERN ALLIANCE BANCORPORATION

By:
Name:
Title: